Exhibit 14.2

TIANCI INTERNATIONAL INC.

OF

The Review Policy for Related Party Transactions

Purpose

The purpose of this policy is to ensure that the transactions of the Group's affiliates are consistent with the principles of fair dealing and to minimize potential conflicts of interest and moral hazard.

Definition

An affiliated party refers to an individual, entity or organization that directly or indirectly has significant control over the Company or has significant interests with the Company.

"Related party transaction" means a transaction between a company and a related party, whether it is a financial transaction, commercial transaction or other type of transaction.

Review Procedures

All related transactions must go through the review process and be approved or approved by the special audit review committee of the board of directors of the Company.

The review process will include an assessment of the necessity, reasonableness, fairness and market price of the connected party transaction.

Related party transactions require evaluation or consultation by the Audit Committee of the Board of Directors to ensure that the transaction is in the best interests of the Company and does not harm the interests of shareholders.

Disclosure Requirements

All related party transactions must be promptly and fully disclosed in the Company's annual report, quarterly report or other required disclosure documents.

The disclosure should cover the nature, amount, conditions of the transaction, the identity of the relevant parties and other important information that may affect the transaction.

Conflict Resolution

If there is a potential conflict of interest, interested parties should comply with the Company's conflict resolution policy and, if necessary, report it to the Company's board of Directors or audit Committee.

Members of the Board of Directors and senior management of the Company shall comply with the Company's Code of conduct and standards of professional ethics in the decision-making process involving connected transactions.

Violation Penalty

Violations of this policy may result in penalties for the parties involved, including, but not limited to, fines, legal liability or disqualification from trading.

Effective Date

This policy is effective as of the date of approval by the Board of Directors and applies to all transactions between the Company and related parties.

Revisions and Updates

Amendments and updates to this policy shall be approved by the Board of Directors and promptly notified to all relevant parties within the Company.